Exhibit 2.2

                      AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT


     THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT, dated as of February 12, 1997 (this "Amendment"), is by and among SPACEHAB ACQUISITION CORP., a Delaware corporation, as buyer ("Buyer"), SPACEHAB, INCORPORATED, a Washington corporation ("SPACEHAB"), ASTROTECH SPACE OPERATIONS, L.P., a Delaware limited partnership ("Seller"), and NORTHROP GRUMMAN CORPORATION, a Delaware corporation ("Parent").

     Reference is made to the Asset Purchase Agreement dated February 5, 1997 (the "Asset Purchase Agreement") by and among Buyer, SPACEHAB, Seller and Parent. Capitalized terms used herein without definition shall have the respective meanings set forth in the Asset Purchase Agreement. Each of the undersigned hereby agrees to the following with respect to the Asset Purchase
Agreement:

     1. Inasmuch as Seller is unable to deliver all third-party consents and approvals to transfer all of the Contracts to Buyer at the Closing as required by Section 8.6 of the Asset Purchase Agreement, Buyer hereby agrees to waive this closing condition in light of the agreement by Seller to permit Buyer full use of any premises demised pursuant to any lease not yet effectively assigned with all required third party consents until the earlier of (i) the date the lease is so assigned or (ii) the date the lease expires in accordance with its term, and to continue as prime contractor or customer on each Contract that has not been effectively assigned and/or novated with all required consents of third-parties, including but not limited to the following Contracts: NASA Kennedy Space Center (Contract No. NAS10-12270); USAF Fuel Supply Agreement (Vandenberg); USAF Fuel Supply Agreement (FL); McDonnell Douglas Astronautics Company; Motorola, Inc.; and United Paradyne Corporation for a period ending on the earlier of (i) the date on which all required consents for said Contract are received and the assignment thereof becomes fully effective or (ii) the expiration of said Contract. Seller covenants that it shall retain Buyer to perform all work under said Contracts and to receive all benefits of said Contracts, including but not limited to all monies received under said Contracts (without any deduction for any reason, including but not limited to service charges and overhead assessments other than actual costs payable to contracting parties, including without limitation rental payments), and to receive any materials or supplies under Contracts where Seller is the vendee. Seller further agrees that it shall retain its legal existence in its current form during the period that it is acting as the contracting party with any third-party pursuant to this provision. In addition, Seller agrees that it will not terminate any such Contract without the advance written permission of Buyer. Both Buyer and Seller agree that they shall use their best efforts to accomplish all such transfers and attendant consents as soon as is reasonably possible and to provide the assistance provided in Section 7.3 of the Asset Purchase Agreement. Buyer further agrees that it will defend and indemnify Seller and Parent against any claim that may arise from any third-party as a result of the work it undertakes during this sub-contracting arrangement or any obligation as vendee from the Closing until such Contracts are assigned with all required consents to Buyer in accordance with the terms of Buyer's indemnification under Section 10.3 et seq. of the Asset Purchase Agreement, except that the dollar limitations set forth in Section 10.3 shall not apply to this specific indemnity. For purposes of clarity, this specific indemnity shall extend to the end of any applicable statute of limitations period.

     2. In light of the fact that a survey of the Titusville, FL facility has not yet been supplied to the title insurance company that is writing the policy on this property and given that the title insurance company is noting an exception to their policy based on whatever additional matters might be set forth on said survey when it is delivered other than exceptions on Schedule B of the title insurance policy (other than survey exceptions), Seller and Parent agree to indemnify Buyer for any matters that may appear on the survey that impact negatively the value of the property or its use that would require Buyer to expend funds to remove the exception in accordance with the terms of the Seller's and Parent's indemnification under Section 10.2 et seq. of the Asset Purchase Agreement, except that the dollar limitations set forth in Section 10.2 shall not apply to this specific indemnity.

     3. In all other respects, the Asset Purchase Agreement shall remain in full force and effect.

     This Amendment: (a) shall be construed and enforced in accordance with the laws of the State of New York without giving effect to the choice of law principles thereof; (b) shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, nothing in this Amendment, expressed or implied, being intended to confer upon any other person any rights or remedies hereunder; and (c) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Section and other headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

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     IN WITNESS  WHEREOF,  the parties  hereto have duly executed this Amendment the day and year first above written.

SPACEHAB ACQUISITION CORP.


By: /s/ David Rossi
    -------------------
    Name:  David Rossi
    Title: Vice President


SPACEHAB, INCORPORATED


By: /s/ David Rossi
    -------------------
    Name:  David Rossi
    Title: Senior Vice President

ASTROTECH SPACE OPERATIONS, L.P.
        By Astrotech Space Operations,
        Incorporated,
        its General Partner


By: /s/ D. H. Strode
    --------------------
    Name:  D. H. Strode
    Title: Attorney-in-Fact

NORTHROP GRUMMAN CORPORATION


By: /s/ John H. Mullan
    ----------------------
    Name:  John H. Mullan
    Title: Attorney-in-Fact